Madison Bancorp, Inc. Reports Results
for the Quarter and Year Ended March 31, 2011

For More Information Contact
Michael P. Gavin
 (410) 529-7400
Madison Bancorp, Inc.
Madison Square FSB

Madison Bancorp, Inc. (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a  net loss of $57,000 or ($0.10) per basic and diluted common share for the year ended March 31, 2011 as compared to a net loss of $855,000 for the year ended March 31, 2010.

The net loss for the three months ended March 31, 2011 was $41,000 or ($0.07) per basic and diluted common shares as compared to a net loss of $121,000 for the three months ended March 31, 2010.

During the year ended March 31, 2011, the Company benefited from increased net interest income. The increase in earnings was also impacted by the improvement in noninterest revenue as compared to the year ended March 31, 2010.  During the year ended March 31. 2010, the Company recognized a $283,000 charge for credit losses on certain private label mortgage backed securities deemed by Management to be “Other Than Temporary Impaired” (OTTI). These OTTI charges were not required in the year ended March 31, 2011. The Company also benefited from gains on sales of investment securities in the year ended March 31, 2011.

Total assets increased to $154.0 million at March 31, 2011 from $146.9 million at March 31, 2010.  Total deposits increased to $139.5 million at March 31, 2011 from $137.0 million at March 31, 2010.

President and Chief Executive Officer Michael P. Gavin commented, “We are encouraged by the progress achieved in the most recently completed fiscal year as compared to the previous year. We are pleased with the improvement in operating results; however, we recognize there is still more to accomplish to return to profitability during these difficult economic conditions.”

Madison Bancorp, Inc., the holding company for Madison Square Federal Savings Bank, closed its stock offering on October 6, 2010. A total of 608,116 shares of common stock were sold in the offering resulting in gross offering proceeds of approximately $6.1 million. Shares of Madison Bancorp common stock are trading on the OTC Electronic Bulletin Board.

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described on Form S-1, as amended, filed with the US Securities and Exchange Commission (the SEC), which the SEC declared effective on August 12, 2010.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc.
Consolidated Statements of Financial Condition

	March 31,	March 31,
	2011	2010
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$8,665,829	$14,311,947
Investment securities, available for sale	52,624,969	33,480,669
Investment securities held-to-maturity	0	2,283,707
Loans receivable, net	86,178,498	90,336,475
Other real estate owned	434,000	0
Premises and equipment, net	3,876,969	3,983,182
Other assets	2,210,517	2,493,514
Total assets	$153,990,782	$146,889,494

Liabilities and Stockholders' Equity
Deposits	$139,518,356	$136,965,267
Other liabilities	833,395	861,200
Total liabilities	140,351,751	137,826,467
Total stockholders' equity	13,639,031	9,063,027
Total liabilities and stockholders' equity	$153,990,782	$146,889,494

Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		Year Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Interest revenue	$1,528,932	$1,539,951	$6,100,873	$6,352,761
Interest expense	526,495	656,435	2,259,604	3,022,115
Net interest income	1,002,437	883,516	3,841,269	3,330,646
Provision for loan losses	44,012	41,000	234,519	242,074
Net interest income after provision for loan losses	958,425	842,516	3,606,750	3,088,572
Noninterest revenue	84,729	24,320	420,491	(3,514)
Noninterest expense	1,084,420	987,551	4,084,274	3,940,006
Income (loss) before tax expense	(41,266)	(120,715)	(57,033)	(854,948)
Income tax expense	0	0	0	0
Net income (loss) available to common shareholders	$(41,266)	$(120,715)	$(57,033)	$(854,948)

Basic earnings (loss) per common share	$(0.07)	N/A	$(0.10)	N/A
Diluted earnings (loss) per common share	$(0.07)	N/A	$(0.10)	N/A